Exhibit 99.1

Poniard Pharmaceuticals Reports Third Quarter 2008

Financial Results and Corporate Update

— Conference Call Today at 5 p.m. Eastern Time —

South San Francisco, Calif. (October 30, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the third quarter ended September 30, 2008.

“During the quarter we continued to make important progress in developing picoplatin as an oncology platform compound, addressing multiple indications, combinations and formulations. Last week, we presented positive updated Phase 2 data with picoplatin in colorectal cancer (CRC) and hormone-refractory prostate cancer (HRPC) at the EORTC oncology symposium in Geneva. In addition, our ongoing Phase 3 trial with picoplatin in lung cancer (SCLC) is on track to advance picoplatin toward commercialization in 2010,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard. “These ongoing clinical trials are generating data that support the development of picoplatin for broad use in overcoming platinum resistance, reducing side effects such as neurotoxicities seen with other platinum therapies, and as an agent in novel combination therapies. In the third quarter, we also secured a $27.6 million amended loan facility, which strengthens our financial position and allows us to operate our business into 2010 and prepare picoplatin for commercialization.”

Third Quarter and Recent Highlights

Picoplatin Clinical Development

•              Presented updated results from our ongoing randomized, Phase 2 trial of picoplatin in combination with 5-fluorouracil and leucovorin (FOLPI) in patients with metastatic CRC this month at the 20th EORTC-NCI-AACR oncology symposium. Results showed that picoplatin, given once every four weeks in the FOLPI regimen, was associated with less frequent and less severe neurotoxicity than the FOLFOX regimen where oxaliplatin has shown treatment-limiting neurotoxicity. These data support further development of picoplatin for this indication.

•              Presented expanded and updated results from our ongoing Phase 2 clinical trial of picoplatin in combination with docetaxel and prednisone in patients with HRPC at EORTC . Results showed that picoplatin can be safely administered with full-dose docetaxel, the standard of care for the first-line treatment of HRPC. Reductions of prostate specific antigen levels (PSA) of at least 50 percent were achieved in 78 percent of evaluable patients. This compared favorably to PSA response rates of approximately 45 percent with docetaxel alone and supports further development of picoplatin for this indication.

•              Announced this month that picoplatin was named by Windhover Information Inc. as one of the Top 10 most promising oncology projects in development that is available for partnering.

•              Made a presentation on the molecular mechanisms of platinum resistance and picoplatin in July at the Fourth Annual Moores UCSD Cancer Center Translational Oncology Symposium.

Corporate Developments

•  Secured a $27.6 million amended loan facility with GE Healthcare Financial Services and Silicon Valley Bank, a member company of SVB Financial Group, in September and exercised the option to draw down both tranches. The $27.6 million loan facility included the refinancing of the $7.6 million outstanding principal balance on our current loan facility. Cash and investment securities as of September 30, 2008, were $84.0 million and should fund operations into 2010.

•  Appointed Janet R. Rea, MSPH, RAC, as vice president, regulatory affairs and quality in July. Ms. Rea will execute regulatory and quality activities with the U.S. Food and Drug Administration and other regulatory authorities consistent with our plan to bring picoplatin to the market in 2010.

Third Quarter 2008 Unaudited Financial Results

Cash and investment securities as of September 30, 2008, were $84.0 million, compared with $92.6 million at December 31, 2007. Management believes that the existing cash and investment securities will be adequate to fund the Company’s operations at least through the first quarter of 2010.

The Company reported a net loss of $12.2 million ($0.36 diluted loss per share on a loss applicable to common shares of $12.4 million) for the third quarter of 2008 compared with a net loss of $7.0 million ($0.20 diluted loss per share on a loss applicable to common shares of $7.1 million) for the third quarter of 2007. The Company reported a net loss of $34.6 million ($1.01 diluted loss per share on a loss applicable to common shares of $35.0 million) for the nine months ended September 30, 2008, compared with a net loss of $23.2 million ($0.80 diluted loss per share on a loss applicable to common shares of $23.6 million) for the same period in 2007.

There was no revenue for the three and nine months ended September 30, 2008 and 2007.

Total operating expenses for the third quarter of 2008 increased 58 percent to $12.4 million, from $7.9 million for the third quarter of 2007, and increased 44 percent to $35.8 million for the nine months ended September 30, 2008, from $24.9 million for the same period in 2007.

Research and development (R&D) expenses increased 79 percent to $9.0 million for the third quarter of 2008, from $5.1 million for the third quarter of 2007 and increased 50 percent to $24.5 million for the nine months ended September 30, 2008, from $16.4 million for the same period in 2007. The increase in R&D expenses for both the quarter and nine months ended September 30, 2008, resulted primarily from increased costs associated with our picoplatin clinical trials and pre-clinical programs.

General and administrative (G&A) expenses increased 21 percent to $3.4 million for the third quarter of 2008, from $2.8 million for the third quarter of 2007. G&A expenses increased 32 percent to $11.3 million for the nine months ended September 30, 2008, from $8.6 million for the same period in 2007. The increases in G&A expenses for the three months ended September 30, 2008, were due primarily to higher stock-based compensation expense, higher costs for consultants and increased legal costs. The increases in G&A expenses for the nine months ended September 30, 2008, are due primarily to stock-based compensation expense and increased personnel costs.

2008 Goals and Objectives

During the remainder of 2008 and into 2009, we anticipate further important progress in the development of picoplatin. We intend to:

•              Continue to advance our pivotal Phase 3 SPEAR trial in SCLC toward commercialization, targeted in 2010;

•              Announce final top-line data from our Phase 1 oral picoplatin study; and

•              Present additional efficacy and safety data from our ongoing Phase 2 trials in CRC and HRPC at medical conferences in 1Q09 and throughout next year.

Conference Call Details

To participate in today’s live 2 p.m. Pacific Time/5 p.m. Eastern Time call by telephone, please dial 877-419-6593 from the U.S. or 1-719-325-4885 for international callers. In addition, the live conference call is being webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s website at www.poniard.com. A replay of the webcast will be available on the Company’s website for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancers, as well as a clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by any regulatory authority for use in humans. For additional information please visit http://www.poniard.com.

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	9,024	5,050	24,511	16,362
General and administrative	3,383	2,806	11,289	8,584
Total operating expenses	12,407	7,856	35,800	24,946
Loss from operations	(12,407)	(7,856)	(35,800)	(24,946)
Other income, net	170	897	1,177	1,730
Net loss	(12,237)	(6,959)	(34,623)	(23,216)

Preferred stock dividends	(125)	(125)	(375)	(375)
Net loss applicable to common shares	$(12,362)	$(7,084)	$(34,998)	$(23,591)

Loss per share:
Basic and diluted	$(0.36)	$(0.20)	$(1.01)	$(0.80)
Shares used in calculation of loss per share:
Basic and diluted	34,688	34,657	34,685	29,449

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS:
Cash and investment securities	$84,042	$92,621
Cash - restricted	281	281
Facilities and equipment, net	1,183	1,121
Licensed products, net	9,110	10,021
Other assets	1,679	1,096

Total assets	$96,295	$105,140

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$17,234	$9,474
Long term liabilities	19,094	6,561
Shareholders’ equity	59,967	89,105

Total liabilities and shareholders’ equity	$96,295	$105,140

This release contains forward-looking statements, including statements regarding the Company’s financial condition and results of operations, business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals;

the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended September 30, 2008, which will be filed with the SEC on or about November 7, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.
Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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